Energy XXI Closes Acquisition of Gulf of Mexico Shelf Properties From ExxonMobil

HOUSTON – Dec. 17, 2010 – Energy XXI (NASDAQ: EXXI) (AIM: EXXI) today announced it has completed the previously announced purchase of certain shallow-water Gulf of Mexico shelf oil and natural gas interests from ExxonMobil and its affiliates.

The acquisition nearly doubles the company’s reserves and production profile, adding approximately 20,000 net barrels of oil equivalent (BOE) per day of production, about 53 percent of which is oil, and an estimated 66 million BOE of net proved and probable reserves, 61 percent of which is oil.  Offshore leases included in the purchase total 130,853 net acres.

“The acquired properties fit our existing assets well, adding nine fields right in the heart of our producing properties,” Energy XXI Chairman and CEO John Schiller said.  “In addition to oil-weighted reserves and production, supported by an extensive pipeline system, this acquisition includes acreage, seismic data and field studies that will help us develop a portfolio of attractive drilling and recompletion opportunities.”

Pro forma for the acquisition, estimated proved plus probable reserves increase 72 percent to 158.1 million BOE from 92.1 million BOE at the company’s June 30, 2010 fiscal year end.  Production increases to approximately 46,000 BOE per day, up more than 77 percent from the 25,900 BOE per day average in the most recent fiscal quarter ended Sept. 30, 2010.

The transaction was funded through a combination of cash on hand, borrowings against the company’s $700 million corporate revolver, as amended, and proceeds from the previously disclosed private placement by the company’s operating subsidiary, Energy XXI Gulf Coast, Inc., of $750 million of 9.25% senior unsecured notes due 2017, which closed earlier today.  Actual funding requirements at closing totaled $1.01 billion, including the 10 percent deposit that had been placed in escrow. The purchase remains subject to post-closing adjustments to reflect actual operating results since the effective date of Dec. 1, 2010.

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Competent Person Disclosure
The technical information contained in this announcement relating to operations (including information in the attached Operations Report) adheres to the standard set by the Society of Petroleum Engineers.  Tom O’Donnell, Vice President of Corporate Development, a registered Petroleum Engineer, is the qualified person who has reviewed and approved the technical information contained in this announcement.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Seymour Pierce is Energy XXI’s listing broker in the United Kingdom.

Glossary

Reserves:

Proved Oil and Gas Reserves –  Those quantities of crude oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.  This definition has been abbreviated from the definition of “Proved oil and gas reserves” contained in Rule 4-10(a)(22) of SEC Regulation S-X.

Probable Reserves – Those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. This definition has been abbreviated from the applicable definition contained in Rule 4-10(a)(18) of SEC Regulation S-X.

Possible Reserves – Those additional reserves that are less certain to be recovered than probable reserves. This definition has been abbreviated from the applicable definition contained in Rule 4-10(a)(17) of Regulation S-X.

Other terms:

Barrel – unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

BOE – barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d – barrels of oil equivalent per day.

Field – an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

MMBOE – million barrels of oil equivalent.

Enquiries of the Company

Energy XXI	Pelham Bell Pottinger
Stewart Lawrence	James Henderson
Vice President, Investor Relations and	jhenderson@pelhambellpottinger.co.uk
Communications	Mark Antelme
713-351-3006	mantelme@pelhambellpottinger.co.uk
slawrence@energyxxi.com	+44 (0) 20 7861 3232

Seymour Pierce – UK AIM Adviser
Jonathan Wright/
Jeremy Porter – Corporate Finance
Richard Redmayne – Corporate Broking
Tel: +44 (0) 20 7107 8000